CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 7, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Frisch's Restaurants, Inc. on Form 10-K for the year ended June 3, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Frisch's Restaurants, Inc. on Forms S-8 (File No. 33-77988, effective April 20, 1994; File No. 33-77990, effective April 20, 1994; File No. 333-63149, effective September 10, 1998; File No. 333-110911, effective December 4, 2003; and File No. 333-184853, effective November 9, 2012.).

/s/ GRANT THORNTON LLP

Cincinnati, Ohio
August 7, 2014